Exhibit 10.60

PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of August, 2021 (the “Effective Date”), by and between ALICO, INC., a Florida corporation (“Alico”) and 734 LMC Groves LLC, a Florida limited liability company (“734 LMC” and together with Alico, collectively, “Seller”), and VULCAN LANDS, INC., a New Jersey corporation (“Purchaser”), as follows:

Recitals

A. Seller is the owner of approximately 1,178 acres of real property located in Polk County, Florida, as more particularly described or depicted on Exhibit A attached hereto and made a part hereof (the “Land”) (together with structures, buildings, facilities and other improvements located thereon and all easements, reversions, rights, privileges, rights-of-way and other appurtenances belonging or appertaining thereto, collectively with the Land, the “Real Property”).

B. Seller may own certain mineral and non-mineral substances lying on or under the Land, if any, including, but not limited to, all stone, limestone, granite, gravel, clay, sand, rock, sandstone and shale, and all mining and other rights pertaining the Land, if any (the “Mineral Rights”). The Real Property and the Mineral Rights shall hereinafter be referred to herein as the “Property”).

C. Seller is in the business of growing, cultivating and harvesting citrus trees located on the Land (“Citrus Trees”). All citrus fruit crops grown or to be grown on the Citrus Trees, as well as all equipment, engines and power units (including all gear heads, filters, fuel tanks, injection pumps and other associated apparatus necessary for the operation of such engines and power units), machinery, well-heads, pumps, power and other irrigation equipment presently on the Land and specifically described on Exhibit B attached hereto (collectively, the “Excluded Property”) are expressly excluded from the Property, are not the subject of the Option (defined below) and shall not be sold or transferred to Purchaser pursuant to this Agreement but shall at all times remain wholly owned by and belong to Seller after Closing (as defined below).

D. Seller desires to grant to Purchaser a purchase option for the Property, pursuant to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the above Recitals and other good and valuable consideration, including the mutual covenants and promises herein contained the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Option to Purchase the Property; Option Deposits.   Subject to the terms and conditions of this Agreement, Purchaser shall have the exclusive option (the “Option”) to purchase the Property from Seller for a purchase price of $21,793,000.00 (the “Purchase Price”) for a period of time beginning on the Effective Date and continuing until the date that is one hundred eighty

(180) days thereafter (the “Option Period”). Following the Effective Date, Purchaser will remit to Seller, within five (5) business days after receiving Seller’s IRS Form W-9, a check or wire transfer in the amount of $120,000.00 (the “Initial Option Deposit”). Purchaser shall have the right, but not the obligation, to extend the Option Period for an additional ninety (90) days by giving the Seller written notice thereof (the “Extension Notice”) any time prior to the expiration date of the initial 180-day Option Period and by the payment of an additional option deposit in the amount of

$50,000.00 (the “Extended Option Deposit”) within five (5) business days following the delivery of the Extension Notice. The Initial Option Deposit and the Extended Option Deposit are collectively referred to herein as the “Option Deposits”. In the event Purchaser fails to timely pay to Seller the Initial Option Deposit or the Extended Option Deposit, Seller may terminate this Agreement by providing written notice to Purchaser. The Option Deposits will be completely non- refundable to Purchaser upon receipt by Seller, except in the event that Seller shall fail to consummate the transaction as contemplated herein for any reason other than Purchaser’s default, but applicable to the Purchase Price to be paid by Purchaser at Closing (as hereinafter defined). Purchaser may, in its sole discretion, exercise the Option at any time during the Option Period by giving Seller written notice that Purchaser has elected to exercise the Option (the “Option Purchase Notice”).

2.	Closing.

(a)

During the Inspection Period (as hereinafter defined), Purchaser shall order and deliver to Seller a title insurance commitment (the “Title Commitment”) for the issuance by Stewart Title Guaranty Company (the “Title Company”) of an owner’s title insurance policy (the “Title Policy”), covering title to the Real Property and in the amount of the Purchase Price. Purchaser’s delivery of the Title Commitment to Seller shall include copies of all exception documents referenced in Schedule B-2 of the Title Commitment. Should Purchaser determine that, based on the Title Commitment, title to the Real Property is unsatisfactory to Purchaser for reasons other than the existence of exceptions which are required to be discharged by the Seller at or before Closing as provided herein, then Purchaser shall notify Seller within the Inspection Period of those liens, encumbrances, exceptions, or qualifications to title which either are unsatisfactory to Purchaser or are not contemplated by this Agreement to be discharged by Seller at or before the Closing, and any such liens, encumbrances, exceptions, or qualifications shall be hereinafter referred to as “Title Defects.” Within fifteen (15) days after receipt of such written notice from Purchaser, Seller shall respond in writing, informing Purchaser whether Seller has elected, in its sole discretion, to attempt to cure such Title Defects. Seller’s failure to respond to Purchaser within the foregoing 15-day time period shall be deemed an election by Seller not to attempt to cure the Title Defects.  If Seller decides not to cure, or is deemed to have not elected to cure, the Title Defects, then Purchaser may elect to terminate this Agreement by giving written notice of termination to Seller, or, alternatively, Purchaser may elect to close the Purchaser’s purchase of the Property, accepting the conveyance of the Property subject to the Title Defects (without any adjustment of the Purchase Price) in which event, the Closing shall take place on the date specified in this Agreement. If Seller decides to attempt to cure the Title Defects, Seller shall use commercially reasonable efforts, at no cost to Seller, to effectuate such a cure by the Closing Date. If Seller is unable to cure the Title Defects on or before the Closing Date, then Purchaser may either terminate this Agreement or alternatively, Purchaser may elect to close the Purchaser’s purchase of the Property, accepting the conveyance of the Property subject to the Title Defects, which shall be deemed Permitted Exceptions hereunder. Any title defect to which Purchaser does not timely object shall be deemed a Permitted Exception hereunder. Notwithstanding the foregoing, Seller shall be obligated to remove at Closing any mortgage or monetary liens affecting the Property and created or caused by Seller utilizing the Seller’s proceeds from Closing, and Purchaser shall not be required to object to such liens. The cost of the Title Policy to be issued in the amount of the Purchase Price shall be paid by Purchaser. Any additional title insurance coverage and any title endorsements or special coverages required by Purchaser shall be paid for solely by Purchaser.

(b)

For the purposes of this Agreement, the term “Permitted Exceptions” shall mean: (A) current city, state and county ad valorem and non-ad valorem taxes and assessments not yet due and payable; (B) easements for the installation or maintenance of public utilities serving only the Property and which are not the subject of a title objection (or which are the subject of a title objection, but are cured or waived); (C) oil, gas and mineral rights not owned directly or indirectly by Seller, any beneficiary or trustee of Seller, or any person or entity controlling or controlled by or under common control with Seller or any such beneficiary or trustee; (D) all applicable laws, including zoning, building ordinances and land use regulations; (E) all matters that may be revealed by a current and accurate survey of the Land which are not the subject of a title objection (or which are the subject of a title objection, but are not cured or waived); (F) the Lease Agreement (hereinafter defined); and (G) and those matters described in Section 2(c) below. Seller covenants and agrees that it will not cause or allow any actions to be taken after the effective date of the Title Commitment which would result in the addition of any exceptions to the final title insurance policy issued pursuant to the Title Commitment which are not set forth as exceptions on the Title Commitment.

(c)

Any easement, right-of-way, encumbrance, matter of record or other matter (other than a lien securing indebtedness) which is reflected as a non-standard exception (which is an exception related to a specific instrument recorded in the applicable public registry) in the Title Commitment and which is not the subject of a title objection (or which is the subject of a title objection, but is cured or waived as described above) shall become a “Permitted Exception.”

(d)

During the Inspection Period, Purchaser shall, at Purchaser’s sole cost and expense, obtain a current boundary or ALTA survey of the Property (the “Survey”). The Survey shall depict the Land by metes and bounds description, which description shall be consistent with and accurately describe the area of land depicted in the aerial photograph of the Land attached hereto as Exhibit A. The Survey shall be certified by the Surveyor to Purchaser, Seller and the Title Company and shall otherwise be in a form satisfactory to the Title Company, Seller and Purchaser. Upon completion of the Survey, Purchaser shall furnish Seller with two (2) signed and sealed original prints and one electronic copy thereof. Subject to the forgoing provisions, the Survey shall be used as the basis for the preparation of a legal description to be included in the Deed (hereinafter defined) to be delivered by Seller to Purchaser at Closing. Purchaser shall notify Seller in writing within the Inspection Period specifying any matters shown on the Survey which adversely affect the title to the Land and the same shall be deemed to be Title Defects which shall be dealt with within the same time, manner, and subject to the limitations provided in Sections 2(a), 2(b) and 2(c) above.

(e)

During the period of time beginning on the Effective Date and ending at 5:00 p.m. Eastern Standard/Daylight Savings Time on the 30th day after the date of the Option Purchase Notice (the “Inspection Period”), Purchaser and Purchaser’s agents, employees, contractors, consultants and other representatives shall have the right, at Purchaser’s sole cost and expense, to enter upon the Property and conduct or perform such examinations, tests, studies, evaluations, investigations, inspections and explorations on, of and with respect to the Property as Purchaser deems necessary or appropriate (collectively, the “Inspections”). Without limiting the generality of the foregoing, the Inspections may include coring, augering, drilling and otherwise testing and sampling stone, rock, gravel, sand, soil, earth and any other construction material in, on and under the Property and bringing thereon, operating and removing such tools, machinery and equipment as are necessary or appropriate in connection therewith, reviewing the Title Commitment, preparing and reviewing the Survey, reviewing all applicable title matters affecting any portion of the Property, seeking to obtain the Approvals (as hereinafter defined), evaluating and/or conducting all engineering, topographical, geological, floodway, soil, surface, subsurface and environmental testing, and otherwise conducting and performing all other tests and evaluations affecting the Property as Purchaser may require; provided, however, that (i) all such tests, investigations and studies on the Property shall be conducted during normal business hours and shall not damage the Property or interfere with Seller’s use, occupancy or operation of the Property and (ii) Seller or Seller’s agent may accompany Purchaser at all times during any site inspection or testing. Purchaser does hereby indemnify, agree to defend and hold Seller harmless from and against any and all claims, costs, expenses and liabilities, including reasonable attorneys’ fees, suffered, paid or incurred by Seller arising out of or by virtue of (i) any injury or damage to person (including death) or property caused by any act or omission of Purchaser, its agents, employees or contractors in conducting or performing any of the Inspections and (ii) Purchaser’s failure to pay all bills, invoices, costs and other charges relating to the Inspections. Purchaser shall maintain adequate insurance to cover its indemnification obligations hereunder. Specifically, prior to any entry on the Property by Purchaser or its agents, employees or contractors, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents, consultants and contractors to obtain and maintain and deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million Dollars ($1,000,000) combined single limit for personal injury and property damage per occurrence and Two Million Dollars ($2,000,000) aggregate, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, consultants, employees or contractors in connection with such inspections and tests. Before the entry onto the Property by Purchaser or any of its agents, Purchaser must furnish Seller with a certificate of insurance, evidencing the above coverage, which certificate must provide that such insurance shall not be cancelled or changed until at least 10 days’ written notice is given to Seller. Neither Purchaser nor Purchaser’s agents, employees or contractors shall contact or communicate with any tenant or occupant of the Property without Seller’s prior written consent, and without the opportunity of Seller to be present. Notwithstanding anything to the contrary set forth in this Agreement, however, Purchaser will not make or cause to be made any coring, augering, drilling or borings in the Property without Seller’s prior written consent, which consent may be granted, conditioned, or withheld by Seller in its reasonable discretion, and which may require submission to Seller of a proposed work plan in a form reasonably acceptable to Seller and its engineering consultants prior to the initiation of any such testing. Purchaser agrees that the information obtained pursuant to its due diligence investigations and studies or inspections shall be kept in confidence and shall not be revealed to outside parties other than to Purchaser’s agents, representatives, lenders, investors, principals, affiliates, or as otherwise required by law, which obligation shall survive termination of this Agreement. Purchaser further agrees to: (1) promptly pay or cause to be removed any liens filed against any of the Property as a result of any actions taken above by or on behalf of Purchaser; (2) promptly repair and restore the Property and all improvements thereon to its condition existing immediately prior to the conduct of Purchaser’s entry thereon; and (3) assume all risks involved in entering upon the Property. The terms and provisions of this Section 2(e) shall survive the Closing and any earlier termination of this Agreement.

(f)

If, at any time on or before the expiration of the Inspection Period, Purchaser determines, in its sole and absolute discretion, that any of the Inspections are unacceptable to Purchaser, then Purchaser shall have the unqualified right, at its option, to terminate this Agreement upon written notice to Seller given at any time on or before the expiration of the Inspection Period, and upon provision of such notice, this Agreement shall be deemed terminated and, except for the indemnification, repair and restore obligations of Purchaser set forth hereinabove, neither party shall have any further obligation or liability to the other hereunder. After expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to the provisions of this Section 2(f).

(g)

Promptly upon request by Purchaser, Seller covenants and agrees to provide to Purchaser any and all documents, instruments and agreements in Seller’s possession or control relating to the Property, including, without limitation, Seller’s vesting deed, surveys, title insurance commitments and policies, environmental studies, soils reports and topographic surveys, documentation relating to the current zoning of the Property, and information concerning floodways affecting the Property. Purchaser hereby acknowledges, covenants, and agrees that any information provided by Seller to Purchaser based upon any reports, studies, surveys, permits, plans, approvals, and all other information and documentation obtained by or for Seller and delivered to Purchaser either before the Effective Date or pursuant to this Section 2(e) are provided to Purchaser for informational purposes only and are without representation or warranty of any kind whatsoever, either express or implied and is without recourse to Seller with respect to the accuracy of any information or statements contained therein. Purchaser further acknowledges that Purchaser has been advised not to rely upon such documents without making an independent investigation or inquiry as to the accuracy of the information or statements contained in the information provided by Seller. Purchaser hereby releases Seller from any and all claims Purchaser might otherwise have based upon any reports, studies, surveys, permits, plans, approvals, and all other information and documentation obtained by or for Seller and delivered to Purchaser, except for claims arising from or related to fraud committed by Seller or a willful and intentional misrepresentation made by Seller.

(h)	Intentionally Deleted.

(i)	Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date (as hereinafter defined), that:

(i)	Seller owns fee simple title to the Real Property, free and clear of all liens and encumbrances except for the Permitted Exceptions;

(ii)

Subject to the Lender’s Consents and Approvals the Tropicana Consent and Release, Seller has the lawful right, power, authority and capacity to sell the Property in accordance with the terms, provisions and conditions of this Agreement. Furthermore, no person or entity now has, or as of the Closing Date shall have, any possessory interest in the Property, under a lease or otherwise;

(iii)

To Seller’s knowledge, there are no actions, suits or proceedings pending or threatened against, by or affecting Seller or the Property or which question the validity or enforceability of this Agreement or of any action taken or to be taken by Seller under this Agreement, in any court or before any governmental authority, domestic or foreign;

(iv)	Seller has received no written notice from any governmental agency that the Property is in violation of any zoning or other laws, rules, ordinances, codes or regulations of any governmental agency;

(v)

Notwithstanding anything herein to the contrary, Seller expressly affirms and Purchaser acknowledges that the Real Property has been used historically for agricultural purposes, and may be subject to environmental issues related to such agricultural uses, including without limitation, the use of agricultural chemicals and other Hazardous Substances (as defined herein below) commonly used in and for the purpose of agricultural operations. Subject to the foregoing disclosures and except to the extent disclosed in any reports that are provided by Seller to Purchaser pursuant to Section 2(e) above, to Seller’s knowledge, Seller has not received any written notice of any claim, demand, action or proceeding of any kind relating to any past or present Release of any Hazardous Substances in, on or under the Real Property. As used in this Agreement, the following definitions shall apply: “Environmental Laws” shall mean all federal, state and local laws, ordinances, rules and regulations now or hereinafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.

§9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., and the Clean Water Act, 33 U.S.C. §1251, et seq. For purposes of this Agreement, the term “Hazardous Substances” shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity. “Release” shall mean any spilling, pumping, pouring, emitting, emptying, discharging, injecting, leaching, dumping or disposing into the environment of Hazardous Substances onto or through soil, surface water or groundwater;

(vi)

From and after Seller’s receipt of the Initial Option Deposit and continuing until the Closing Date, without obtaining Purchaser’s prior written consent, Seller shall not convey the Property, or enter into any agreement that will be binding on the Property or Purchaser after the Closing; and

(vii)

Other than the Lender Consents and Approvals and the Tropicana Consent and Release, Seller has the full right and authority and has obtained all consents required to enter into this Agreement and consummate the purchase and sale transaction contemplated hereby. This Agreement and all the documents to be entered into by Seller at the Closing have been and will be duly authorized and properly executed and will constitute the valid and binding obligations of Seller. The persons signing this Agreement on behalf of Seller are authorized to do so and this Agreement constitutes a valid and binding obligation of Seller. All of the documents to be delivered by Seller at the Closing will be duly authorized and properly executed and will constitute the valid and binding obligations of Seller.

Any representation made to Seller’s “knowledge” will not be deemed to imply any duty of inquiry or investigation. For purposes of this Agreement, the term “Seller’s knowledge” means the current, actual knowledge of Daniel Sutton without any independent investigation or inquiry whatsoever and will not be construed to refer to the knowledge of any other officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such party any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such party any individual personal liability. Daniel Sutton shall not be deemed to be a party to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individual for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals).

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade in all material respects by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Seller shall survive the Closing for a period of one (1) year.

PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER IS TRANSFERRING THE PROPERTY IN “AS IS, WHERE IS CONDITION AND WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR

IMPLIED, AS TO THEIR CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. PURCHASER AGREES THAT THEY WILL PERFORM SUCH EXAMINATIONS AND INVESTIGATIONS OF THE PROPERTY AND THE FINANCIAL AND PHYSICAL CONDITION THEREOF AS NEEDED AND NECESSARY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY DOCUMENTS DELIVERED BY SELLER AT CLOSING, SELLER SPECIFICALLY DISCLAIMS, AND PURCHASER IS NOT RELYING ON ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MADE BY SELLER, OR ANY AGENT, AFFILIATE, REPRESENTATIVE, EMPLOYEE OR PRINCIPAL OF SELLER WITH RESPECT TO THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF ANY HAZARDOUS SUBSTANCES AT, ON, UPON OR UNDER THE PROPERTY). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL HAVE NO LIABILITY TO PURCHASER WITH RESPECT TO THE CONDITION OF THE PROPERTY UNDER COMMON LAW, OR ANY FEDERAL, STATE, OR LOCAL LAW OR REGULATION.

PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE PROPERTY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT) PROVIDED BY OR ON BEHALF OF SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING, OR PURPORTING TO REPRESENT SELLER, WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTY MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE SELLER AND SELLER’S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT DEFECT OR OTHER PHYSICAL CONDITION WHETHER PURSUANT TO STATUTES IN EFFECT IN THE STATE OF FLORIDA OR ANY FEDERAL OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS SUBSTANCES WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY.

PURCHASER’S RELEASE OF SELLER AS SET FORTH IN THIS SECTION SHALL NOT PERTAIN TO ANY CLAIM OR CAUSE OF ACTION BY ANY PURCHASER AGAINST SELLER FOR A BREACH BY A SELLER OF A (1) REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN SECTION 2(g) OF THIS AGREEMENT, OR (2) WARRANTY

EXPRESSLY SET FORTH IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO PURCHASER AT CLOSING, INCLUDING THE WARRANTY OF TITLE INCLUDED IN THE DEED.

(j)

Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, that: (i) Purchaser has the full right and authority and has obtained all consents required to enter into this Agreement and consummate the purchase and sale transaction contemplated hereby; (ii) this Agreement and all the documents to be entered into by Purchaser at the Closing have been and will be duly authorized and properly executed and will constitute the valid and binding obligations of Purchaser; (iii) the person signing this Agreement on behalf of Purchaser is authorized to do so and this Agreement constitutes a valid and binding obligation of the Purchaser; (iv) all of the documents to be delivered by Purchaser at the Closing will be duly authorized and properly executed and will constitute the valid and binding obligations of Purchaser; (v) neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound; (vi) no investigation, action or proceeding is pending or, to Purchaser’s knowledge, threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto; (vii) Purchaser is not insolvent and is not in the hands of a receiver nor is an application for the appointment of a receiver pending; Purchaser has not made an assignment for the benefit of creditors, nor has Purchaser filed, or had filed against it, any petition in bankruptcy; and (viii) none of the funds to be used for payment by Purchaser of the Purchase Price will be subject to 18

U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”). In addition, Purchaser is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade in all respects by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Purchaser shall survive the Closing.

(k)

The consummation of the sale by Seller and the purchase by Purchaser of the Property (the “Closing”) shall be effected by means of a “mail-away” closing through escrow with the Title Company (pursuant to escrow instruction letters or a separate escrow agreement entered into between Seller, Purchaser and the Title Company to govern such escrow arrangement), at 10:00 a.m. Eastern Standard/Daylight Savings Time on the date (the “Closing Date”) which is fifteen (15) days following the expiration of the Inspection Period (i.e., 45 days following the date of the Option Purchase Notice, notifying Seller that Purchaser has elected to exercise the Option), or at such other time and place as may be mutually agreed upon by the parties.

(l)	At the Closing, Seller shall deliver to Purchaser the following:

(i)	A Special Warranty Deed (the “Deed”) conveying good and marketable fee simple title to the Real Property to Purchaser free and clear of all liens and encumbrances except for the Permitted Exceptions;

(ii)	An owner’s affidavit in the form reasonably required by the Title Company and acceptable to Seller;

(iii)	Such authorization as the Title Company may deem reasonably necessary to evidence the authorization of Seller to deliver the Deed and the other Closing documents;

(iv)	A certificate executed by Seller reaffirming and updating to the Closing Date all of the representations and warranties given by Seller as herein provided;

(v)	A non-foreign transferor affidavit in compliance with the provisions of the Foreign Investment in Real Property Tax Act (Section 1445 of the Internal Revenue Code of 1986, as amended);

(vi)	The Lease Agreement (as such term is defined in Section 3(t)), as executed by Seller;

(vii)	A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement (the “Settlement Statement”); and

(viii)	Such other instruments of transfer and documents as may be reasonably necessary or appropriate to the sale and delivery of the Property or as may be otherwise required by this Agreement.

(m)

At the Closing, Purchaser shall deliver to Seller (i) by wire transfer to an account designated by Seller, currently available federal funds in an amount equal to the Purchase Price and subject to such credits, prorations and adjustments as are provided herein; (ii) the Lease Agreement, as executed by Purchaser; (iii) a certificate executed by Purchaser reaffirming and updating to the Closing Date all of the representations and warranties given by Purchaser as herein provided, (iv) the Settlement Statement, and (iv) such other documents as may be reasonably required to properly consummate the purchase and sale transaction contemplated herein.

(n)

At the Closing, the Title Company shall be required to issue a proforma title insurance policy for the Property in the amount of the Purchase Price insuring good and marketable fee simple title to the Property free and clear of all liens and encumbrances other than the Permitted Exceptions.

(o)

All real estate ad valorem taxes applicable to the Property for the year of Closing shall be prorated as of the Closing Date on the basis of the most recent tax bill or valuation notice received for the Property. In the event that, after the Closing Date, any additional real estate taxes or assessment are levied, imposed or assessed against the Property for periods after the Closing Date, Purchaser shall be responsible for payment of such taxes and assessments in full within the time fixed for payment thereof and before the same become delinquent. Without limiting the obligations of Purchaser pursuant to the immediately preceding sentence, Purchaser shall, and does hereby, indemnify, defend and hold harmless Seller from and against any such taxes and assessments (including all interest and penalties assessed or imposed in connection therewith) relating to periods after the Closing Date.

(p)

Purchaser shall pay the costs of the Title Commitment, title search and the title insurance premium for the Title Policy, including all endorsements thereto, as well as the Survey, appraisal and environmental audits. Seller shall pay the costs of all taxes and other charges on the Deed and fees associated with the recording of the Deed. Seller and Purchaser shall split evenly the cost of any escrow fee charged by the Title Company. Purchaser and Seller shall each pay their respective costs for their own attorney’s fees for services related to the negotiation and preparation of this Agreement and the sale and purchase of the Property. Any costs or expenses which have not been specifically addressed herein shall be borne by such party who customarily bears such costs or expenses in commercial real estate transactions in the Polk County, Florida area.

(q)

In the event that Seller shall fail to consummate the transaction as contemplated herein for any reason other than Purchaser’s default, then Purchaser shall have the right to either: (i) terminate this Agreement and receive an immediate refund of the Option Deposits; or (ii) enforce this Agreement and the purchase and sale transaction contemplated herein by specific performance; provided, however, that Purchaser must file suit for specific performance within sixty (60) days after the scheduled date of Closing, failing which Purchaser shall automatically be deemed to have waived the right to seek specific performance and shall only be entitled to the remedy described in item (i) of above. The remedies provided in this Section 2(q) are Purchaser’s exclusive remedies for Seller’s defaults and Purchaser waives and releases all other remedies available at law or in equity including claims for damages allegedly resulting from the Seller defaults. Notwithstanding anything to the contrary stated herein, nothing in this Section 2(o) is intended to nor shall limit the remedies available to Purchaser at law or in equity relating to a default of any obligation of Seller which is expressly provided to survive Closing or termination of this Agreement. The provisions of this Section 2(o) shall survive the Closing or the earlier termination of this Agreement.

(r)	If (i) any representation or warranty of Purchaser set forth in this Agreement shall prove to be untrue or incorrect in any respect, or (ii) Purchaser shall fail to keep,

observe, perform, satisfy or comply with, fully and completely, any of the terms, covenants, conditions, agreements, requirements, restrictions or provisions required by this Agreement to be kept, observed, performed, satisfied or complied with by Purchaser, or

(iii) the purchase and sale of the Property is otherwise not consummated in accordance with the terms and provisions of this Agreement due to circumstances or conditions which constitute a default by Purchaser under this Agreement, the Option Deposits shall be accepted by Seller as full liquidated damages for such default. Seller and Purchaser acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, that such liquidated damages represent the Seller’s and Purchaser’s best estimate of such damages, and that Seller and Purchaser believe such liquidated damages are a reasonable estimate of such damages. Seller and Purchaser expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages in the event of Purchaser’s default and as compensation for Seller’s taking the Property off the market during the term of this Agreement. Subject to the provisions of the second-to-last sentence in this Section 2(p), the Option Deposits shall be the sole and exclusive remedy of Seller by reason of Purchaser’s defaults, and Seller hereby waives and releases any right to sue Purchaser or to assert that Seller’s actual damages exceed the Option Deposits, which is herein provided to Seller as full liquidated damages. Notwithstanding anything to the contrary stated herein, nothing in this Section 2(p) is intended to nor shall limit the remedies available to Seller at law or in equity relating to a default of any repair, indemnification, hold harmless and defend obligations of Purchaser set forth in this Agreement or any other obligation of Purchaser which is expressly provided to survive Closing or termination of this Agreement. The provisions of this Section 2(o) shall survive the Closing or the earlier termination of this Agreement.

(s)

Seller shall remain in possession of the Property after Closing pursuant to the Lease Agreement (hereinafter defined). Other than Seller’s rights under the Lease Agreement, on the Closing Date, the Property shall be free of any other tenancy, leases or rights of occupancy other than any such rights arising out of the Permitted Exceptions.

(t)

During the period of time beginning on the Effective Date and continuing until the Closing Date, Purchaser shall have the right, but not the obligation, at Purchaser’s expense, to undertake (i) to obtain rezoning for all of the Property to a heavy industrial and agricultural zoning classification under any applicable zoning ordinances, or to obtain a special use permit issued by the appropriate governmental authority (as applicable, the “Rezoning”), which, in either event, will unconditionally allow (or will allow with conditions, exceptions or variances acceptable to Purchaser in its sole, absolute discretion) Purchaser to use the entire Property for Purchaser’s proposed sand mining, processing, sales and related operations (“Purchaser’s Intended Use”) and Seller’s agricultural use of the Property pursuant to the Lease Agreement; (ii) to subdivide the Property from the tax parcel of which it is a part, as and to the extent required by applicable law (the “Subdivision”); and (iii) to obtain all licenses, permits and approvals (including environmental and utilities permits and approvals) necessary or desirable for Purchaser to use the Property for Purchaser’s Intended Use (the “Permitting”, and collectively with the Rezoning and the Subdivision, the “Approvals”). Purchaser shall provide Seller with the opportunity to review and approve Purchaser’s proposed applications and supporting documents with respect to the Approvals prior to submitting same to the appropriate governmental authority solely in order for Seller to confirm whether such proposed applications are (1) consistent with Purchaser’s Intended Use and Seller’s agricultural use of the Property pursuant to the Lease Agreement, and (2) in compliance with terms of this Section 2(t). Notwithstanding anything in this Agreement to the contrary, in no event shall any of the Approvals from the appropriate governmental authorities sought to be obtained by Purchaser (A) be binding on Seller or the Property prior to the Closing, without Seller’s prior written consent, (B) affect Seller’s ability to use the Property (during the pendency of this Agreement and, if applicable, during the term of the Lease Agreement) for agricultural uses and such other related uses as currently conducted on the Property, (C) cause the Property and Seller’s use thereof to be in violation of any zoning, subdivision, setback and any other requirements imposed by any and all applicable laws, rules, regulations, ordinances, easements and encumbrances applicable to the Property, or (D) interfere or negatively affect Seller’s access, drainage or irrigation to or from the Property. Subject to the foregoing, Seller hereby covenants and agrees that Seller will, at no expense to Seller, promptly (i) sign all applications, consents and other documents necessary to obtain the Approvals, and (ii) cooperate with Purchaser’s efforts to obtain the Approvals, including by signing applications, consents or other documents as may be required by applicable law or governmental authorities. Seller agrees that, in no event, will Seller oppose such efforts of Purchaser or cause opposition to such efforts unless the same are inconsistent with the provisions of this Section 2(t), in which event Seller shall be entitled to withdraw any and all authorizations provided to a governmental authority in connection with the Approvals. Seller shall be responsible for and shall promptly pay any and all costs and expenses relating to the Approvals, including, but not limited to, any and all fees, expenses or contributions required by any applicable governmental entity in connection with the Approvals, and all other expenses relating to or incurred by Seller or Purchaser in connection with the Approvals, and Seller shall indemnify, defend and hold harmless Purchaser from any and all such costs, expenses or contributions incurred or payable in connection with the Approvals. Seller shall be entitled to attend all meetings that Purchaser, its agents or consultants, may have with any governing jurisdiction. Purchaser shall provide Seller with at least 48-hours advance written notice of such meetings; provided, however, if any such meeting is scheduled to occur within a 48-hour period, Purchaser will provide advance written notice to Seller of any such meeting as soon as practicable after it is scheduled. In the event this Agreement is terminated prior to Closing, Purchaser shall promptly, at Seller’s option, and at Purchaser’s expense, either withdraw any applications for the Approvals from the applicable governing jurisdiction or assign to Seller all of Purchaser’s non-proprietary interests in and to the applications for the Approvals. The foregoing provisions of this Section 2(t) shall survive the Closing or termination, as applicable, of this Agreement.

3.	Miscellaneous.

(a)	Notices. All notices required or permitted hereunder shall be in writing and shall be served on all of the parties hereto at the following addresses:

If to Seller:Alico, Inc.

734 LMC Groves LLC

Attn: John E. Kiernan, President and CEO

10070 Daniels Interstate Court, Suite 100 Ft. Myers, FL 33913

Email: jkiernan@alicoinc.com

With a copy to:Trenam Law

Attn: Timothy M. Hughes, Esq. 200 Central Ave., Suite 1600 St. Petersburg, FL 33701 Email: thughes@trenam.com

If to Purchaser:Vulcan Lands, Inc.

c/o Vulcan Materials Company 1200 Urban Center Drive Birmingham, Alabama 35242 Attention: Jason Nabors Phone: (205) 298-3626

Email: naborsj@vmcmail.com

With a copy to:	Bradley Arant Boult Cummings LLP One Federal Place

1819 5th Avenue North Birmingham, Alabama 35203 Attention: C. Jason Avery, Esq. Phone: (205) 521-8618

Fax: (205) 488-6618

Email: javery@bradley.com

All such notices shall be (i) delivered by hand, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent by nationally recognized commercial courier for next business day delivery, in each such case described in (i), (ii) and (iii) to the addresses set forth above for the respective signers hereof or to such other addresses as are specified by written notice given in accordance herewith, (iv) transmitted by facsimile to the number for each party set forth below or to such other facsimile number as is specified by written notice given in accordance herewith or (v) sent by electronic mail (email) to the electronic mail (email) address for each party set forth below or to such other electronic mail (email) address as is specified by written notice given in accordance herewith. Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile or email transmission shall be deemed effectively given or received on the day of transmission of such notice and electronic confirmation of such transmission is received by the transmitting party (such as “Delivery Receipt” generated by Microsoft Outlook). Any notice or other communication given in the manner provided above by counsel for either party shall be deemed to be notice or such other communication from the party represented by such counsel. Any notice sent as required hereby and refused by recipient shall be deemed delivered as of the date of such refusal. The above addresses may be changed by written notice to the other parties given in the manner set forth above.

(b)

Assignment of Agreement. Purchaser may not assign this Agreement without Seller’s prior written consent, which consent may be withheld or granted in Seller’s reasonable discretion, provided, however, that Purchaser may assign this Agreement to an entity owned and controlled by Purchaser and formed by Purchaser for the purpose of taking title to the Property without Seller’s prior written consent, provided that written notice of such assignment shall be given by Purchaser to Seller no later than 5 (five) business days prior to the Closing Date, and no such assignment shall relieve Purchaser of any obligations or liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, Purchaser and Seller and their respective heirs, successors and permitted assigns.

(c)

Modification. Neither this Agreement nor any provision hereof may be waived, modified or amended, except by a written instrument, signed by the party against whom the enforcement of such waiver, modification or amendment is sought, and then only to the extent set forth in such instrument.

(d)

Captions. The captions or headings used herein are included for convenience and general reference only and shall not be construed to describe, define or limit the scope, intent or construction of this Agreement.

(e)	Exhibits. Each exhibit which is referred and attached to this Agreement is incorporated herein as if set out fully in the body hereof.

(f)	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(g)	Time. Time is of the essence in the performance of all obligations of each party to this Agreement.

(h)

Brokerage Commissions. Seller and Purchaser represent and warrant to each other that they have not dealt with any broker or sales agent in connection with this transaction. Seller and Purchaser each hereby agree to indemnify, defend and hold the other harmless from and against any and all claims, suits, liabilities, judgments and expenses, including reasonable attorneys’ fees, suffered or incurred by the other party as a result of any claim or claims for brokerage commissions, finder’s fees or other compensation asserted by any person, firm or corporation in connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement. The provisions of this Section 3(h) shall survive the Closing.

(i)

Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties hereto with respect to the Property and supersedes any prior oral or written agreements or understandings between the parties with respect to the Property. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants and conditions herein set forth, and that no modification of this Agreement and no waiver of any of its terms and conditions shall be effective unless made in writing and duly executed by the parties hereto.

(j)

Partial Invalidity. If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each provision shall be valid and enforceable to the fullest extent permitted by law.

(k)

Attorneys’ Fees. In the event of any litigation between Purchaser and Seller arising under or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party the expenses of litigation in original and appellate jurisdiction (including reasonable attorneys’ fees, paralegal fees, expenses, and disbursements) incurred by the prevailing party. It is the express intent of the Parties that recovery hereunder is not limited by the Statewide Uniform Guidelines for Taxation of Costs in Civil Action. This provision is separate and several and shall survive the termination of this Agreement.

(l)

Tax-Free Exchange Transaction. Seller and Purchaser shall each have the right, by written notice to the other party, to assign its legal interests in this Agreement to a qualified tax-deferred exchange intermediary for the purpose of effecting a tax-deferred, like-kind exchange or to otherwise effect an exchange of real property in accordance with the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Each party shall reasonably cooperate with the other in this regard; provided, however, that the non-exchanging party shall not be required to incur any additional costs, liabilities or delays in connection with this assignment, and the exchanging party shall not be released from any of its obligations or liabilities under this Agreement as a result thereof.

(m)

Non-Waiver. Failure by any party to complain of any action, non-action or breach of any other party shall not constitute a waiver of any aggrieved party’s rights hereunder. Waiver by any party of any right arising from any breach by any other party shall not constitute a waiver of any other right arising from a subsequent breach of the same obligation or for any other default, past, present or future.

(n)

Successors and Assigns. The words “Seller” and “Purchaser” as hereinabove used in this Agreement shall mean Seller and Purchaser as mentioned herein, and also, where not inhibited by the context of this Agreement, shall mean their respective successors and permitted assigns.

(o)

Authority. Each party hereto warrants and represents that such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that he/she has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative.

(p)

Counsel. Each party hereto warrants and represents that each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

(q)

Dates and Times. If any date set forth in this Agreement shall fall on, or any time period set forth in this Agreement shall expire on, a day which is a Saturday, Sunday, federal or state holiday, or other non-business day, such date shall automatically be extended to, and the expiration of such time period shall automatically to be extended to, the next day which is not a Saturday, Sunday, federal or state holiday or other non- business day. The final day of any time period under this Agreement or any deadline under this Agreement shall be the specified day or date, and shall include the period of time through and including such specified day or date. All references to the “Effective Date” shall be deemed to refer to the later of the date of Purchaser’s or Seller’s execution of this Agreement, as indicated below their executions hereon. Any action required to be taken by a specified date may be taken at or before 11:59 p.m., daylight or standard time (as applicable) in the time zone where the Land is located.

(r)	Governing Law. This Agreement is governed by, and must be interpreted under, the laws of the State of Florida.

(s)

Multiple Counterparts; Execution. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged. A facsimile, electronic or digitally executed copy of this Agreement and any signatures thereon shall be considered for all purposes as originals.

(t)

Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any such party.

(u)

Lease Agreement. At the Closing, Purchaser and Alico. shall enter into a lease agreement (the “Lease Agreement”), pursuant to which Purchaser shall lease a portion of the Property containing orange groves (the “Groves”) to Alico, at a rental rate of $500 per net tree acre (as determined by the Survey) per year, for an initial term of ten

(10) years, with Seller having the right to extend the term of the Lease Agreement for an additional 2-year period. The Lease Agreement shall contain such other terms and conditions to be mutually agreed by Purchaser and Alico prior to the Closing, but shall expressly provide Purchaser’s right to access, use or permit the entirety of Property for Purchaser’s Intended Use and shall further provide that Purchaser shall have the right to provide 12-month written notice to Seller, following the 8th anniversary of the Lease Agreement, of its intent to use the Groves for Purchaser’s Intended Use, and upon such notice, Seller shall have the option to modify the Lease Agreement to substitute another portion of the Property outside of Purchaser’s mining plan for Seller’s agricultural use so long as such portion of the Property does not impact or impair Purchaser’s Intended Use. Seller shall provide Purchaser with a draft of the Lease Agreement within thirty (30) days after receipt of receipt of the Option Purchase Notice and the parties shall use good faith, best efforts to agree on the final form of the Lease Agreement prior to Closing. Notwithstanding anything to the contrary contained in this Agreement, Seller’s obligation to close on the Property pursuant to this Agreement is expressly conditioned upon the parties entering into the Lease Agreement at Closing, failing which Seller may terminate this Agreement in which event the parties shall have no further liabilities or obligations under this Agreement, except for those liabilities and obligations that survive termination of this Agreement.

(v)	Intentionally Deleted.

(w)

Lender Consents and Approvals. Purchaser understands that the Property and/or Seller’s transfer of the Property to Purchaser as contemplated herein may be subject to or require the prior approval of Seller’s lender(s). As such, and notwithstanding anything to the contrary contained within this Agreement, the obligation of Seller to close on the sale and purchase of the Property pursuant to this Agreement shall be and hereby is expressly conditioned upon Seller obtaining the prior written consent, approval and/or partial release from Seller’s lender(s) on or before the Closing Date (collectively, “Lender Consents and Approvals”). Seller shall use commercially reasonable efforts to seek to obtain the Lender Consents and Approvals on or before the expiration of the Closing Date. If the foregoing condition precedent shall not have occurred or been satisfied on or before the Closing Date due to any contractual rights or discretion granted to Seller’s lender(s), then Seller shall be entitled to terminate this Agreement by delivering written notice to Purchaser and in such event the parties shall have no further liabilities or obligations under this Agreement, except for such liabilities and obligations that are expressly intended to survive termination of this Agreement. Notwithstanding anything to the contrary stated herein, in the event Seller is unable to obtain the Lender Consents and Approvals on or before the Closing Date, Seller shall have the right to extend the Closing Date for a period of up to thirty (30) days by delivering written notice to Purchaser on or before the expiration of such date.

(x)

Tropicana Consent and Release. Purchaser acknowledges and agrees that the Property is subject to certain supply agreements (“Supply Agreements”) by and between Seller (or its affiliates) and Tropicana Manufacturing Company, Inc. (“Tropicana”). Purchaser and Seller acknowledge and agree that no part of the Supply Agreements will be assumed or assigned to Purchaser at Closing. As such, and notwithstanding anything to the contrary contained within this Agreement, the obligation of Seller to close on the sale and purchase of the Property pursuant to this Agreement shall be and hereby is expressly conditioned upon Seller obtaining the prior written consent and/or partial release from Tropicana with respect to the removal of the Property from the effect of the Supply Agreements, or Tropicana’s consent to Seller’s lease of the Property from Purchaser pursuant to the Lease Agreement prior to the Closing Date (in each case, the “Tropicana Consent and Release”). Seller shall use commercially reasonable efforts to seek to obtain the Tropicana Consent and Release prior to the Closing Date. If the foregoing condition precedent shall not have occurred or been satisfied on or before the Closing Date due to any contractual rights or discretion granted to Tropicana under the Tropicana Agreement, then Seller shall be entitled to terminate this Agreement by the terminating party delivering written notice to the Purchaser and in such event the parties shall have no further liabilities or obligations under this Agreement, except for such liabilities and obligations that are expressly intended to survive termination of this Agreement. Notwithstanding anything to the contrary stated herein, in the event Seller is unable to obtain the Tropicana Consent and Release on or before the Closing Date, Seller shall have the right to extend the Closing Date for a period of up to thirty (30) days by delivering written notice to Purchaser on or before the expiration of such date.1

(y)

Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. This Agreement is not contingent upon Purchaser’s approval of any testing relating to radon.

(z)

Water Use Permit(s) and/or Drainage Permits. Purchaser understands and acknowledges that Seller may have one or more water use permits and/or drainage permits that affect the Property (individually, a “Permit” and collectively, the “Permits”). After Closing, Purchaser understands and acknowledges that, if applicable, Seller will modify the Permits such that they continue to recognize Seller as the permittee thereunder. If applicable, Purchaser shall cooperate with Seller in such efforts and agrees that Purchaser shall have no right to modify or utilize the Permits after Closing during the term of the Lease Agreement. Purchaser will indemnify and hold harmless Seller from and against any and all loss, damage, fines, liability, costs and expenses (including, but not limited to, attorneys’ fees) and other sums that Seller may pay or may become obligated to pay on account of any demand, claim, liability or action in law or equity, relating to, arising from any actions or omissions of Purchaser, its agents or employees, resulting from Purchaser’s failure to perform its obligations under this Section 3(z). The provisions of this Section 3(z) shall survive the Closing.

(aa) Exculpation. Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, member, manager, partner, principal, parent, subsidiary or other affiliate of Seller, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The provisions of this paragraph shall survive the termination of this Agreement and the Closing.

(bb) No Recording. Neither this Agreement nor any memorandum thereof may be recorded by Purchaser in the Public Records of any County of any State.

(cc) Waiver of Jury Trial. PURCHASER AND SELLER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR

1 NTD: Seller to confirm if Property is subject to Supply Agreements.

RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY AND EACH PARTY EXPRESSLY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY ACKNOWLEDGES TO THE OTHER THAT IT HAS READ AND UNDERSTANDS THE MEANING AND EFFECT OF THIS WAIVER PROVISION.

[the remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

SELLER:

ALICO, INC.

By: Name: Title:

PURCHASER:

VULCAN LANDS, INC.

By: Name:Todd Vencil

Title:VPGM

By: Name: Title:

EXHIBIT A

The Property2 Polk County Property Appraiser Parcel Numbers 283236000000021010

293231000000033000

293231000000033010

283226000000011000

283236000000011010

293230000000044000

283236000000011020

283225000000011000

283226000000023010

2 NTD: Seller to confirm parcel id nos.

EXHIBIT B

The Excluded Property

Certificate Of Completion

Envelope Id: 3E1DB5B1C1C64A25916838702A9E09D8Status: Completed Subject: Option to Purchase Agr_Alico Inc._Polk County, FL

Source Envelope:

Document Pages: 23Signatures: 1Envelope Originator:

Certificate Pages: 5Initials: 0Tressilyn Perry

AutoNav: Enabled

EnvelopeId Stamping: Enabled

Time Zone: (UTC-06:00) Central Time (US & Canada)

1200 Urban Center Dr Vestavia, AL 35242-2545 perryt@vmcmail.com

IP Address: 104.129.204.66

Record Tracking

Status: Original

8/11/2021 1:41:56 PM

Holder: Tressilyn Perry

perryt@vmcmail.com

Location: DocuSign

Signer EventsSignatureTimestamp

Todd Vencil vencilt@vmcmail.com VPGM

Security Level: Email, Account Authentication

(None)Signature Adoption: Pre-selected Style

Using IP Address: 73.131.177.169

Sent: 8/11/2021 1:45:11 PM Viewed: 8/13/2021 6:28:25 AM Signed: 8/13/2021 6:30:25 AM

Electronic Record and Signature Disclosure:

Accepted: 8/13/2021 6:28:25 AM

ID: da5b5414-2280-48a0-8f22-6f0bf6dbc28e

In Person Signer Events

Signature

Timestamp

Editor Delivery Events

Status

Timestamp

Agent Delivery Events

Status

Timestamp

Intermediary Delivery Events

Status

Timestamp

Certified Delivery Events

Status

Timestamp

Carbon Copy EventsStatusTimestamp

Matt Arbuckle arbucklem@vmcmail.com Vulcan Materials Company

Security Level: Email, Account Authentication (None)

Electronic Record and Signature Disclosure:

Not Offered via DocuSign

Tressilyn Perry perryt@vmcmail.com

Land Specialist-SED, SGC & CEN perryt@vmcmail.com

Security Level: Email, Account Authentication (None)

Electronic Record and Signature Disclosure:

Not Offered via DocuSign

Sent: 8/11/2021 1:45:12 PM Viewed: 8/11/2021 1:59:32 PM

Sent: 8/11/2021 1:45:12 PM Resent: 8/13/2021 6:30:27 AM Viewed: 8/11/2021 1:59:50 PM

Witness EventsSignatureTimestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	8/11/2021 1:45:12 PM
Certified Delivered	Security Checked	8/13/2021 6:28:25 AM
Signing Complete	Security Checked	8/13/2021 6:30:25 AM
Completed	Security Checked	8/13/2021 6:30:25 AM
Payment Events	Status	Timestamps
Electronic Record and Signature Disclosure

Electronic Record and Signature Disclosure created on: 5/18/2018 8:13:33 AM Parties agreed to: Todd Vencil

CONSUMER DISCLOSURE

From time to time, Vulcan Materials Company (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign, Inc. (DocuSign) electronic signing system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to these terms and conditions, please confirm your agreement by clicking the ‘I agree’ button at the bottom of this document.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after signing session and, if you elect to create a DocuSign signer account, you may access them for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a

$0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. To indicate to us that you are changing your mind, you must withdraw your consent using the DocuSign ‘Withdraw Consent’ form on the signing page of a DocuSign envelope instead of signing it. This will indicate to us that you have withdrawn your consent to receive required notices and disclosures electronically from us and you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact Vulcan Materials Company:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:

To contact us by email send messages to: badgettma@vmcmail.com

To advise Vulcan Materials Company of your new e-mail address

To let us know of a change in your e-mail address where we should send notices and disclosures electronically to you, you must send an email message to us at badgettma@vmcmail.com and in the body of such request you must state: your previous e-mail address, your new e-mail address. We do not require any other information from you to change your email address..

In addition, you must notify DocuSign, Inc. to arrange for your new email address to be reflected in your DocuSign account by following the process for changing e-mail in the DocuSign system.

To request paper copies from Vulcan Materials Company

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an e-mail to badgettma@vmcmail.com and in the body of such request you must state your e-mail address, full name, US Postal address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with Vulcan Materials Company

To inform us that you no longer want to receive future notices and disclosures in electronic format you may:

i.decline to sign a document from within your DocuSign session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii.send us an e-mail to badgettma@vmcmail.com and in the body of such request you must state your e-mail, full name, US Postal Address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

Operating Systems:	Windows® 2000, Windows® XP, Windows Vista®; Mac OS® X
Browsers:	Final release versions of Internet Explorer® 6.0 or above (Windows only); Mozilla Firefox 2.0 or above (Windows and Mac); Safari™ 3.0 or above (Mac only)
PDF Reader:	Acrobat® or similar software may be required to view and print PDF files
Screen Resolution:	800 x 600 minimum

Enabled Security Settings:	Allow per session cookies

** These minimum requirements are subject to change. If these requirements change, you will be asked to re-accept the disclosure. Pre-release (e.g. beta) versions of operating systems and browsers are not supported.

Acknowledging your access and consent to receive materials electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please verify that you were able to read this electronic disclosure and that you also were able to print on paper or electronically save this page for your future reference and access or that you were able to e-mail this disclosure and consent to an address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format on the terms and conditions described above, please let us know by clicking the ‘I agree’ button below.

By checking the ‘I agree’ box, I confirm that:

•	I can access and read this Electronic CONSENT TO ELECTRONIC RECEIPT OF ELECTRONIC CONSUMER DISCLOSURES document; and
•	I can print on paper the disclosure or save or send the disclosure to a place where I can print it, for future reference and access; and
•

Until or unless I notify Vulcan Materials Company as described above, I consent to receive from exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to me by Vulcan Materials Company during the course of my relationship with you.